EXHIBIT (a)(4)

[TEXT OF E-MAIL SENT TO U.S. EMPLOYEES ON JUNE 22, 2001]

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S1 Corporation has commenced the offer to exchange that is referred to in this communication. S1 has filed with the Securities and Exchange Commission a Schedule TO and related exhibits, including the offer to exchange, letter of transmittal and other related documents. Employees of S1 who are option holders are strongly encouraged to read the Schedule TO and related exhibits, including the offer to exchange, letter of transmittal and other related documents because they contain important information about the offer. The Schedule TO and related exhibits are available without charge at the Securities and Exchange Commission website at www.sec.gov. Additional copies of these documents may be obtained without charge by employees of S1 who are eligible for the offer to exchange by contacting the person specified in these documents.
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To: S1 U.S. Employees

      Hopefully by now you have read the offer to exchange and related materials previously distributed in connection with our option exchange program. We want to inform you of two important clarifications. First, the materials indicate that the exchange offer will be open until 5:00 p.m. Atlanta, Georgia time on July 6, 2001. However, we will keep the offer open until midnight Atlanta, Georgia time on July 6, 2001. Second, the letter of transmittal contains the following sentence: “I have read, understand and agree to all of the terms and conditions of the Offer.” The company included this representation because we believe that it is important for you to read and understand the exchange offer materials. However, the company is modifying the sentence to read as follows: “I agree to all of the terms and conditions of the Offer.”

If you have any questions about the offer, please contact:

Audrey Cox
S1 Corporation
3390 Peachtree Road, NE
Atlanta, Georgia 30326
telephone: (404) 812-6363
e-mail: stockoptions@s1.com